Exhibit 99.1

Walgreens Boots Alliance Reports Fiscal 2024 First Quarter Results

Results In Line with Expectations; Executing in a Challenging Environment

First quarter and recent financial highlights

•

First quarter loss per share* was $0.08 compared to a loss per share of $4.31 in the year-ago quarter; first quarter results included $278 million after-tax charge for fair value adjustments on variable prepaid forward derivatives related to the monetization of Cencora shares

•

Adjusted earnings per share (EPS**) decreased 43.1 percent to $0.66, down 43.7 percent on a constant currency basis reflecting challenging retail market trends in the U.S. and a 21 percentage point headwind from a higher tax rate

•	First quarter sales increased 10.0 percent year-over-year to $36.7 billion, up 8.7 percent on a constant currency basis
•	Announcing a 48 percent reduction in quarterly dividend payment to $0.25 per share

Fiscal 2024 guidance1

•

Maintaining fiscal 2024 adjusted EPS guidance of $3.20 to $3.50, with underlying earnings growth more than offset by lower sale and leaseback contribution, a higher tax rate, and lower COVID-19 contribution

•	Maintaining U.S. Healthcare adjusted EBITDA to be breakeven at the midpoint of the guidance range of ($50) million to $50 million

DEERFIELD, Ill. — January 4, 2024 — Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced financial results for the first quarter of fiscal 2024, which ended November 30, 2023.

Chief Executive Officer Tim Wentworth said:

“WBA delivered fiscal first quarter results in line with overall expectations, reflecting disciplined execution in a challenging consumer backdrop. We are evaluating all strategic options to drive sustainable long-term shareholder value, focusing on swift actions to right-size costs and increase cash flow, with a balanced approach to capital allocation priorities. Today we are announcing a 48 percent reduction in our quarterly dividend payment, while maintaining a competitive yield. We are proud to be a trusted and independent partner of choice, delivering healthcare to millions of people. And, we will leverage our local, convenient presence to engage with patients and help payors, providers, and pharma companies also achieve better health outcomes at an affordable cost.”

[1]

The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort and the Company is unable to address the probable significance of the unavailable information.

“Adjusted,” “constant currency” and free cash flow amounts are non-GAAP financial measures. See the appendix to this release for a discussion of non-GAAP financial measures, including a reconciliation to the most closely correlated GAAP measure.

Overview of First Quarter Results

WBA first quarter sales increased 10.0 percent from the year-ago quarter to $36.7 billion, an increase of 8.7 percent on a constant currency basis, reflecting sales growth in the U.S. Retail Pharmacy and International segments, and sales contributions from the U.S. Healthcare segment.

First quarter operating loss was $39 million compared to an operating loss of $6.2 billion in the year-ago quarter. Year over year improvement in operating loss is due to lapping the $6.5 billion pre-tax charge for opioid-related claims and litigation recorded in the year-ago quarter. Adjusted operating income was $687 million, a decrease of 33.0 percent on a constant currency basis reflecting softer U.S. retail market trends, partly offset by improved profitability in U.S. Healthcare and International growth.

Net loss in the first quarter was $67 million compared to a net loss of $3.7 billion in the year-ago quarter. Net loss in the first quarter included $278 million after-tax charge for fair value adjustments on financial derivatives related to forward sale of Cencora shares. Year over year improvement in net loss is primarily driven by higher operating income, partially offset by lapping the $0.9 billion post-tax gain from the partial sale of the Company’s equity method investment in Cencora in the year-ago quarter. Adjusted net earnings decreased 43.1 percent to $571 million, down 43.7 percent on a constant currency basis, reflecting lower adjusted operating income and a higher adjusted effective tax rate primarily due to lapping of a valuation allowance release related to capital loss carryforwards in the year-ago quarter.

Loss per share in the first quarter was $0.08 compared to loss per share of $4.31 in the year-ago quarter. Adjusted earnings per share decreased 43.1 percent to $0.66, reflecting a decrease of 43.7 percent on a constant currency basis.

Net cash used for operating activities was $281 million in the first quarter. Operating cash flow was negatively impacted by an anticipated inventory build for the U.S. and UK holiday season and timing of payor reimbursement. Free cash flow was negative $788 million, a $671 million decrease compared with the year-ago quarter primarily driven by phasing of working capital and lower earnings. Capital expenditures decreased by $104 million compared to the year-ago quarter.

Business Segments

U.S. Retail Pharmacy

	Three months ended November 30,
	2023	2022
Sales	$28,944	$27,204
Adjusted operating income ***	$694	$1,105

The U.S. Retail Pharmacy segment had first quarter sales of $28.9 billion, an increase of 6.4 percent from the year-ago quarter. Comparable sales increased 8.1 percent from the year-ago quarter.

Pharmacy sales increased 10.7 percent compared to the year-ago quarter. Comparable pharmacy sales increased 13.1 percent in the quarter compared to the year-ago quarter, benefiting from higher branded drug inflation and strong execution in pharmacy services. Comparable prescriptions filled in the first quarter increased 1.3 percent from the year-ago quarter while comparable prescriptions excluding immunizations increased 1.8 percent, impacted by lower market growth due to a weaker flu and respiratory season, and Medicaid redeterminations. Total prescriptions filled in the quarter, including immunizations, adjusted to 30-day equivalents was 311.6 million, flat versus the prior year quarter.

Retail sales decreased 6.1 percent and comparable retail sales decreased 5.0 percent compared with the year-ago quarter, reflecting macroeconomic-driven consumer trends, a 160 basis point direct impact from a weaker flu and respiratory season, and Thanksgiving holiday store closures.

Adjusted operating income decreased 37.2 percent to $694 million compared to $1.1 billion in the year-ago quarter, reflecting a weaker flu and respiratory season, lower retail sales, and continued pharmacy reimbursement pressure net of procurement savings, partly offset by execution in pharmacy services and cost savings.

International

	Three months ended November 30,
	2023	2022
Sales	$5,832	$5,189
Adjusted operating income ***	$142	$116

The International segment had first quarter sales of $5.8 billion, an increase of 12.4 percent from the year-ago quarter, including a favorable currency impact of 8.0 percent. Sales increased 4.4 percent on a constant currency basis, with Boots UK sales growing 6.2 percent, and the Germany wholesale business growing 3.7 percent.

Boots UK comparable pharmacy sales increased 0.8 percent compared with the year-ago quarter. Boots UK comparable retail sales increased 9.8 percent compared to the year-ago quarter with growth across all categories and formats, and increased total retail market share for the 11th consecutive quarter. Boots.com continued to perform strongly with sales growing 17.5 percent, representing over 19 percent of Boots total retail sales.

Adjusted operating income increased 22.3 percent to $142 million, an increase of 15.0 percent on a constant currency basis compared with the year-ago quarter, led by strong retail sales in the UK partially offset by inflationary cost pressures.

U.S. Healthcare

	Three months ended November 30,
	2023	2022
Sales	$1,931	$989
Operating loss	$(436)	$(436)
Adjusted operating loss ***	$(96)	$(152)
Adjusted EBITDA (Non-GAAP measure)	$(39)	$(124)

The U.S. Healthcare segment had first quarter sales of $1.9 billion, reflecting the acquisition of Summit Health by VillageMD, and growth in all businesses compared to the year-ago quarter. On a pro forma basis, the segment’s businesses grew sales at a combined rate of 12 percent in the quarter, led by VillageMD and Shields. VillageMD grew 14 percent on a pro forma basis, reflecting same clinic growth, additional full-risk lives, and increased multi-

specialty productivity. Shields grew 27 percent, driven by recent contract wins and further expansion of existing partnerships.

Operating loss was $436 million, flat versus the year-ago quarter. Adjusted operating loss, which excludes certain costs related to stock compensation expense and amortization of acquired intangible assets, was $96 million compared to $152 million in the year-ago quarter.

Adjusted EBITDA loss of $39 million improved by $84 million versus the prior year quarter reflecting growth across all businesses and cost discipline.

Conference Call

WBA will hold a conference call to discuss the first quarter results beginning at 8:30 a.m. Eastern time today, January 4, 2024. A live simulcast as well as related presentation materials will be available through WBA’s investor relations website at: https://investor.walgreensbootsalliance.com. A replay of the conference will be archived on the website for at least 12 months after the event.

*All references to net earnings or net loss are to net earnings or net loss attributable to WBA, and all references to EPS are to diluted EPS attributable to WBA.

**“Adjusted,” “constant currency” and free cash flow amounts are non-GAAP financial measures. Measures identified as “comparable” constitute key performance indicators. See the appendix to this release for a discussion of non-GAAP financial measures, including a reconciliation to the most closely correlated GAAP measure, and key performance indicators.

*** The Company uses Adjusted operating income (loss) as its principal measure of segment performance as it enhances the Company’s ability to compare past financial performance with current performance and analyze underlying segment performance and trends. The consolidated WBA measure is not determined in accordance with GAAP and should not be considered a substitute for, or superior to, the most directly comparable GAAP measure, consolidated operating income. See the appendix to this release for a discussion of non-GAAP financial measures, including a reconciliation to the most closely correlated GAAP measure.

Cautionary Note Regarding Forward-Looking Statements: This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include, without limitation, estimates of and goals for future operating, financial and tax performance and results, including the impact of opioid related claims and litigation settlements, our fiscal year 2024 guidance, outlook and targets and related assumptions and drivers, as well as forward-looking statements concerning the expected execution and effect of our business strategies, including the potential impacts on our business of COVID-19, the impact of adverse global macroeconomic conditions caused by factors including, among others, inflation, high interest rates, labor shortages, supply chain disruptions and pandemics like COVID-19 on our operations and financial results, the financial performance of our equity method investees, including Cencora, the influence of certain holidays and seasonality, our cost-savings and growth initiatives, including statements relating to our expected cost savings under our Transformational Cost Management Program and expansion and future operating and financial results of our U.S. Healthcare segment, including our long-term sales targets and profitability expectations. All statements in the future tense and all statements accompanied by words such as “expect,” “outlook,” “forecast,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “guidance,” “target,” “aim,” continue,” “transform,” “accelerate,” “model,” “long-term,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,”

“assume,” “potential,” and variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, known or unknown, that could cause actual results to vary materially from those indicated or anticipated.

These risks, assumptions and uncertainties include those described in Item 1A (Risk Factors) of our Form 10-K for the fiscal year ended August 31, 2023, as amended, and in other documents that we file or furnish with the Securities and Exchange Commission (the “SEC”). If one or more of these risks or uncertainties materializes, or if underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. All forward-looking statements we make or that are made on our behalf are qualified by these cautionary statements. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made.

We do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

ENDS

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is an integrated healthcare, pharmacy and retail leader serving millions of customers and patients every day, with a 170-year heritage of caring for communities.

A trusted, global innovator in retail pharmacy with approximately 12,500 locations across the U.S., Europe and Latin America, WBA plays a critical role in the healthcare ecosystem. The Company is reimagining local healthcare and well-being for all as part of its purpose — to create more joyful lives through better health. Through dispensing medicines, improving access to a wide range of health services, providing high quality health and beauty products and offering anytime, anywhere convenience across its digital platforms, WBA is shaping the future of healthcare.

WBA employs approximately 330,000 people and has a presence in eight countries through its portfolio of consumer brands: Walgreens, Boots, Duane Reade, the No7 Beauty Company, and Benavides in Mexico. Additionally, WBA has a portfolio of healthcare-focused investments located in several countries, including China and the U.S.

The Company is proud of its contributions to healthy communities, a healthy planet, an inclusive workplace and a sustainable marketplace. WBA has been recognized for its commitment to being an inclusive workplace. In fiscal 2023, the Company received a score of 100 from the Human Rights Campaign’s Corporate Equality Index, scored 100 percent on the Disability Equality Index for disability inclusion and was named Disability:IN’s 2023 Employer of the Year. In addition, WBA has been recognized for its commitment to operating sustainably as the company is an index component of the Dow Jones Sustainability Indices (DJSI).

More Company information is available at www.walgreensbootsalliance.com.

(WBA-ER)

Media Relations	Contact

U.S. / Jim Cohn	+1 224 813 9057

International	+44 (0)20 7980 8585

Investor Relations	Contact

Tiffany Kanaga	+1 847 315 2922

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(UNAUDITED)

(in millions, except per share amounts)

	Three months ended November 30,
	2023	2022
Sales	$36,707	$33,382
Cost of sales	29,937	26,429

Gross profit	6,771	6,953
Selling, general and administrative expenses	6,851	13,158
Equity earnings in Cencora	42	53

Operating loss	(39)	(6,151)
Other (expense) income, net	(220)	992

Loss before interest and income tax benefit	(259)	(5,159)
Interest expense, net	99	110

Loss before income tax benefit	(358)	(5,270)
Income tax benefit	(74)	(1,447)
Post-tax earnings from other equity method investments	6	7

Net loss	(278)	(3,816)
Net loss attributable to non-controlling interests	(210)	(94)

Net loss attributable to Walgreens Boots Alliance, Inc.	$(67)	$(3,721)

Net loss per common share:
Basic	$(0.08)	$(4.31)
Diluted	$(0.08)	$(4.31)

Weighted average common shares outstanding:
Basic	863.0	863.6
Diluted	863.0	863.6

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

(in millions)

	November 30, 2023	August 31, 2023
Assets
Current assets:
Cash and cash equivalents	$784	$739
Accounts receivable, net	5,972	5,381
Inventories	9,454	8,257
Other current assets	1,134	1,127

Total current assets	17,345	15,503
Non-current assets:
Property, plant and equipment, net	11,176	11,587
Operating lease right-of-use assets	21,708	21,667
Goodwill	28,184	28,187
Intangible assets, net	13,278	13,635
Equity method investments	3,400	3,497
Other non-current assets	2,732	2,550

Total non-current assets	80,478	81,125

Total assets	$97,823	$96,628

Liabilities, redeemable non-controlling interests and equity
Current liabilities:
Short-term debt	$1,670	$917
Trade accounts payable	13,593	12,635
Operating lease obligations	2,350	2,347
Accrued expenses and other liabilities	8,226	8,426
Income taxes	276	209

Total current liabilities	26,116	24,535
Non-current liabilities:
Long-term debt	7,585	8,145
Operating lease obligations	22,132	22,124
Deferred income taxes	1,279	1,318
Accrued litigation obligations	6,366	6,261
Other non-current liabilities	6,589	5,757

Total non-current liabilities	43,951	43,605

Redeemable non-controlling interests	169	167
Total equity	27,588	28,322

Total liabilities, redeemable non-controlling interests and equity	$97,823	$96,628

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in millions)

	Three months ended November 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(278)	$(3,816)
Adjustments to reconcile net loss to net cash (used for) provided by operating activities:
Depreciation and amortization	616	495
Deferred income taxes	(196)	(1,602)
Stock compensation expense	51	222
Earnings from equity method investments	(48)	(61)
Impairment of intangibles and long-lived assets	165	94
Gain on sale of equity method investments	(139)	(969)
Gain on sale-leaseback transactions	(160)	(189)
Loss on variable prepaid forward contracts	366	—
Other	35	(34)
Changes in certain assets and liabilities:
Accounts receivable, net	(618)	151
Inventories	(1,180)	(918)
Other current assets	(42)	(68)
Trade accounts payable	966	867
Accrued expenses and other liabilities	205	(269)
Income taxes	96	153
Accrued litigation obligations	(54)	6,494
Other non-current assets and liabilities	(67)	(58)

Net cash (used for) provided by operating activities	(281)	493
Cash flows from investing activities:
Additions to property, plant and equipment	(506)	(610)
Proceeds from sale-leaseback transactions	427	409
Proceeds from sale of other assets	304	2,068
Business, investment and asset acquisitions, net of cash acquired	(109)	(80)
Other	(31)	70

Net cash provided by investing activities	85	1,858
Cash flows from financing activities:
Net change in short-term debt with maturities of 3 months or less	155	22
Proceeds from debt	3,826	17
Payments of debt	(3,776)	(11)
Proceeds from variable prepaid forward contracts	424	—
Treasury stock purchases	(69)	(150)
Cash dividends paid	(415)	(415)
Other	41	(63)

Net cash provided by (used for) financing activities	186	(599)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	4
Changes in cash, cash equivalents and restricted cash:
Net (decrease) increase in cash, cash equivalents and restricted cash	(10)	1,756
Cash, cash equivalents and restricted cash at beginning of period	856	2,558

Cash, cash equivalents and restricted cash at end of period	$846	$4,314

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION (UNAUDITED)

REGARDING NON-GAAP FINANCIAL MEASURES

The following information provides reconciliations of the supplemental non-GAAP financial measures, as defined under the SEC rules, presented in this press release to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). The Company has provided the non-GAAP financial measures in the press release, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP.

These supplemental non-GAAP financial measures are presented because management has evaluated the Company’s financial results both including and excluding the adjusted items or the effects of foreign currency translation, as applicable, and believes that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the Company from period to period and trends in the Company’s historical operating results. The Company also uses non-GAAP financial measures as a basis for certain compensation programs it sponsors. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release.

The Company does not provide a reconciliation for non-GAAP estimates to the most directly comparable GAAP financial measures on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted, such as unusual one-time charges, tax expenses, and material litigation expenses, and that would impact diluted net earnings per share, the most directly comparable forward-looking GAAP financial measure. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Constant currency

The Company also presents certain information related to current period operating results in “constant currency,” which is a non-GAAP financial measure. These amounts are calculated by translating current period results at the foreign currency exchange rates used in the comparable period in the prior year. The Company presents such constant currency financial information because it has significant operations outside of the U.S. reporting in currencies other than the U.S. dollar and such presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations.

Comparable sales

For the Company’s U.S. Retail Pharmacy and International segments, Comparable sales are defined as sales from stores that have been open for at least twelve consecutive months without closure for seven or more consecutive days, including due to looting or store damage, and without a major remodel or being subject to a natural disaster, in the past twelve months as well as e-commerce sales. E-commerce sales include digitally initiated sales online or through mobile applications. Relocated stores are not included as comparable sales for the first twelve months after the relocation. Acquired stores are not included as comparable sales for the first twelve months after acquisition or conversion, when applicable, whichever is later. Comparable sales, comparable pharmacy sales, comparable retail sales, comparable number of prescriptions and comparable number of 30-day equivalent prescriptions refer to total sales, pharmacy sales, retail sales, number of prescriptions and number of 30-day equivalent prescriptions, respectively. The method of calculating comparable sales varies across the retail industry and our method of calculating comparable sales may not be the same as other retailers’ methods.

With respect to the International segment, comparable sales, comparable pharmacy sales and comparable retail sales, are presented on a constant currency basis, which is a non-GAAP financial measure. Refer to the discussion above in “Constant currency” for further details on constant currency calculations.

Key Performance Indicators

The Company considers certain metrics, such as comparable sales (in constant currency), comparable pharmacy sales (in constant currency), comparable retail sales (in constant currency), comparable number of prescriptions, and comparable 30-day equivalent prescriptions to be key performance indicators because the Company’s management has evaluated its results of operations using these metrics and believes that these key performance indicators presented provide additional perspective and insights when analyzing the core operating performance of the Company from period to period and trends in its historical operating results. These key performance indicators should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented herein. These measures may not be comparable to similarly-titled performance indicators used by other companies.

NET LOSS TO ADJUSTED NET EARNINGS AND DILUTED NET LOSS PER SHARE TO ADJUSTED DILUTED NET EARNINGS PER SHARE

	(in millions, except per share amounts)
	Three months ended November 30,
	2023	2022
Net loss attributable to Walgreens Boots Alliance, Inc. (GAAP)	$(67)	$(3,721)

Adjustments to operating loss:
Acquisition-related amortization [1]	275	330
Acquisition-related costs [2]	163	39
Transformational cost management [3]	109	138
Adjustments to equity earnings in Cencora [4]	50	86
LIFO provision [5]	48	18
Certain legal and regulatory accruals and settlements [6]	82	6,554
Total adjustments to operating loss	726	7,166

Adjustments to other (expense) income, net:
Loss on certain non-hedging derivatives [7]	366	—
Gain on sale of equity method investment [8]	(139)	(969)
Loss on disposal of business [9]	4	—
Total adjustments to other (expense) income, net	230	(969)

Adjustments to income tax benefit:
Tax impact of adjustments [10]	(203)	(1,438)
Equity method non-cash tax [10]	4	8
Total adjustments to income tax benefit	(199)	(1,430)

Adjustments to post-tax earnings from other equity method investments:
Adjustments to earnings in other equity method investments [11]	9	8
Total adjustments to post-tax earnings from other equity method investments	9	8

Adjustments to net loss attributable to non-controlling interests:
Acquisition-related costs [2]	(70)	(14)
Acquisition-related amortization [1]	(58)	(37)
Total adjustments to net loss attributable to non-controlling interests	(128)	(51)
Adjusted net earnings attributable to Walgreens Boots Alliance, Inc. (Non-GAAP measure)	$571	$1,004

Diluted net loss per common share (GAAP) [12]	$(0.08)	$(4.31)
Adjustments to operating loss	0.84	8.29
Adjustments to other (expense) income, net	0.27	(1.12)
Adjustments to income tax benefit	(0.23)	(1.65)
Adjustments to post-tax earnings from other equity method investments	0.01	0.01
Adjustments to net loss attributable to non-controlling interests	(0.15)	(0.06)
Adjusted diluted net earnings per common share (Non-GAAP measure) [13]	$0.66	$1.16

Weighted average common shares outstanding, diluted (in millions) [13]	864.0	864.3

[1]

Acquisition-related amortization includes amortization of acquisition-related intangible assets, inventory valuation adjustments and stock-based compensation fair valuation adjustments. Amortization of acquisition-related intangible assets includes amortization of intangible assets such as customer relationships, trade names, trademarks, developed technology and contract intangibles. Intangible asset amortization excluded from the related non-GAAP measure represents the entire amount recorded within the Company’s GAAP financial statements. The revenue generated by the associated intangible assets has not been excluded from the related non-GAAP measures. Amortization expense, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired, or the estimated useful life of an intangible asset is revised. These charges are primarily recorded within Selling, general and administrative expenses within the Consolidated Condensed Statements of Earnings. The stock-based compensation fair valuation adjustment reflects the difference between the fair value based remeasurement of awards under purchase accounting and the grant date fair valuation. Post-acquisition compensation expense recognized in excess of the original grant date fair value of acquiree awards are excluded from the related non-GAAP measures as these arise from acquisition-related accounting requirements or agreements, and are not reflective of normal operating activities.

[2]

Acquisition-related costs are transaction and integration costs associated with certain merger, acquisition and divestitures related activities recorded in Operating loss within the Consolidated Condensed Statement of Earnings. Examples of such costs include deal costs, severance, stock-based compensation and employee transaction success bonuses. These charges are primarily recorded within Selling, general and administrative expenses within the Consolidated Condensed Statements of Earnings. These costs are significantly impacted by the timing and complexity of the underlying merger, acquisition and divestitures related activities and do not reflect the Company’s current operating performance.

[3]

Transformational Cost Management Program charges are costs associated with a formal restructuring plan. These charges are primarily recorded in Selling, general and administrative expenses within the Consolidated Condensed Statements of Earnings. These costs do not reflect current operating performance and are impacted by the timing of restructuring activity.

[4]	Adjustments to equity earnings in Cencora consist of the Company’s proportionate share of non-GAAP adjustments reported by Cencora consistent with the Company’s non-GAAP measures.

[5]

The Company’s U.S. Retail Pharmacy segment inventory is accounted for using the last-in-first-out (“LIFO”) method. This adjustment represents the impact on cost of sales as if the U.S. Retail Pharmacy segment inventory is accounted for using first-in first-out (“FIFO”) method. The LIFO provision is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences. Therefore, the Company cannot control the amounts recognized or timing of these items.

[6]

Certain legal and regulatory accruals and settlements relate to significant charges associated with certain legal proceedings, including legal defense costs. The Company excludes these charges when evaluating operating performance because it does not incur such charges on a predictable basis and exclusion of such charges enables more consistent evaluation of the Company’s operating performance. These charges are recorded in Selling, general and administrative expenses within the Consolidated Condensed Statements of Earnings. In fiscal 2023, the Company recorded charges related to the opioid litigation settlement frameworks and certain other legal matters.

[7]

Includes fair value gains or losses on the variable prepaid forward derivatives and certain derivative instruments used as economic hedges of the Company’s net investments in foreign subsidiaries. These charges are recorded within Other (expense) income, net. The Company does not believe this volatility related to the mark-to-market adjustments on the underlying derivative instruments reflects the Company’s operational performance.

[8]

Gains on the sale of equity method investments are recorded in Other (expense) income, net within the Consolidated Condensed Statements of Earnings. The Company excludes these charges when evaluating operating performance because these do not relate to the ordinary course of the Company’s business.

[9]	Includes losses related to the sale of businesses. These charges are recorded in Other (expense) income, net, within the Consolidated Condensed Statements of Earnings.

[10]

Adjustments to income tax benefit include adjustments to the GAAP basis tax benefit commensurate with non-GAAP adjustments and certain discrete tax items and equity method non-cash tax. These charges are recorded in Income tax benefit within the Consolidated Condensed Statements of Earnings.

[11]

Adjustments to post-tax earnings from other equity method investments consist of the proportionate share of certain equity method investees’ non-cash items or unusual or infrequent items consistent with the Company’s non-GAAP adjustments. These charges are recorded in Post-tax earnings from other equity method investments within the Consolidated Condensed Statements of Earnings. Although the Company may have shareholder rights and board representation commensurate with its ownership interests in these equity method investees, adjustments relating to equity method investments are not intended to imply that the Company has direct control over their operations and resulting revenue and expenses. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all revenue and expenses of these equity method investees.

[12]

Due to the anti-dilutive effect resulting from the reported net loss, the impact of potentially dilutive securities on the per share amounts has been omitted from the calculation of weighted-average common shares outstanding for diluted net loss per common share.

[13]	Includes impact of potentially dilutive securities in the calculation of weighted-average common shares, diluted for adjusted diluted net earnings per common share calculation purposes.

NON-GAAP RECONCILIATIONS BY SEGMENT AND ON A CONSOLIDATED BASIS

	(in millions)
	Three months ended November 30, 2023
	U.S. Retail Pharmacy[1]	International	U.S. Healthcare	Corporate and Other	Walgreens Boots Alliance, Inc.
Sales	$28,944	$5,832	$1,931	$—	$36,707
Gross profit (GAAP)	$5,434	$1,211	$126	$—	$6,771
LIFO provision	48	—	—	—	48
Acquisition-related amortization	5	—	21	—	26
Transformational cost management	6	—	—	—	6
Adjusted gross profit (Non-GAAP measure)	$5,493	$1,211	$146	$—	$6,850
Selling, general and administrative expenses (GAAP)	$5,179	$1,095	$561	$17	$6,851
Acquisition-related amortization	(89)	(15)	(144)	—	(249)
Acquisition-related costs	(26)	(4)	(173)	41	(163)
Transformational cost management	(91)	(6)	(2)	(4)	(103)
Certain legal and regulatory accruals and settlements	(82)	—	—	—	(82)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,891	$1,069	$242	$53	$6,255

Operating income (loss) (GAAP)	$297	$116	$(436)	$(17)	$(39)

Acquisition-related amortization	94	15	165	—	275
Acquisition-related costs	26	4	173	(41)	163
Transformational cost management	97	6	2	4	109
Adjustments to equity earnings in Cencora	50	—	—	—	50
LIFO provision	48	—	—	—	48
Certain legal and regulatory accruals and settlements	82	—	—	—	82

Adjusted operating income (loss) (Non-GAAP measure)	$694	$142	$(96)	$(53)	$687

Gross margin (GAAP)	18.8%	20.8%	6.5%		18.4%
Adjusted gross margin (Non-GAAP measure)	19.0%	20.8%	7.6%		18.7%
Selling, general and administrative expenses percent to sales (GAAP)	17.9%	18.8%	29.1%		18.7%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	16.9%	18.3%	12.5%		17.0%
Operating Margin [2]	0.9%	2.0%	(22.6) %		(0.2) %
Adjusted Operating Margin (Non-GAAP measure) [2]	2.1%	2.4%	(5.0) %		1.6%

[1]

Operating income for U.S. Retail Pharmacy includes equity earnings in Cencora. As a result of the two-month reporting lag, operating income for the three month period ended November 30, 2023 includes Cencora equity earnings for the period of July 1, 2023 through September 30, 2023.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings in Cencora and adjusted equity earnings in Cencora, respectively.

	(in millions)
	Three months ended November 30, 2022
	U.S. Retail Pharmacy[1]	International	U.S. Healthcare	Corporate and Other	Walgreens Boots Alliance, Inc.
Sales	$27,204	$5,189	$989	$—	$33,382
Gross profit (GAAP)	$5,886	$1,050	$17	$—	$6,953
LIFO provision	18	—	—	—	18
Acquisition-related amortization	5	—	26	—	31

Adjusted gross profit (Non-GAAP measure)	$5,910	$1,050	$43	$—	$7,003

Selling, general and administrative expenses (GAAP)	$11,698	$944	$454	$63	$13,158
Acquisition-related costs	(1)	11	(47)	(3)	(39)
Certain legal and regulatory accruals and settlements	(6,554)	—	—	—	(6,554)
Transformational cost management	(127)	(7)	—	(4)	(138)
Acquisition-related amortization	(73)	(14)	(212)	—	(298)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,943	$933	$195	$56	$6,128

Operating (loss) income (GAAP)	$(5,758)	$106	$(436)	$(63)	$(6,151)
Adjustments to equity earnings in Cencora	86	—	—	—	86
Acquisition-related amortization	78	14	238	—	330
Transformational cost management	127	7	—	4	138
LIFO provision	18	—	—	—	18
Certain legal and regulatory accruals and settlements	6,554	—	—	—	6,554
Acquisition-related costs	1	(11)	47	3	39

Adjusted operating income (loss) (Non-GAAP measure)	$1,105	$116	$(152)	$(56)	$1,014

Gross margin (GAAP)	21.6%	20.2%	1.7%		20.8%
Adjusted gross margin (Non-GAAP measure)	21.7%	20.2%	4.4%		21.0%
Selling, general and administrative expenses percent to sales (GAAP)	43.0%	18.2%	45.9%		39.4%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	18.2%	18.0%	19.7%		18.4%
Operating margin [2]	(21.4) %	2.0%	(44.1) %		(18.6) %
Adjusted operating margin (Non-GAAP measure) [2]	3.6%	2.2%	(15.3) %		2.6%

[1]

Operating income for U.S. Retail Pharmacy includes equity earnings in Cencora. As a result of the two-month reporting lag, operating income for the three month period ended November 30, 2022 includes Cencora equity earnings for the period of July 1, 2022 through September 30, 2022.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings in Cencora and adjusted equity earnings in Cencora, respectively.

OPERATING LOSS TO ADJUSTED EBITDA FOR U.S. HEALTHCARE SEGMENT

	(in millions)
	Three months ended November 30,
	2023	2022
Operating loss (GAAP) [1]	$(436)	$(436)
Acquisition-related amortization [2]	165	238
Acquisition-related costs [3]	173	47
Transformational cost management [4]	2	—

Adjusted operating loss	(96)	(152)
Depreciation expense	43	15
Stock-based compensation expense [5]	13	12

Adjusted EBITDA (Non-GAAP measure)	$(39)	$(124)

[1]

The Company reconciles Adjusted EBITDA for the U.S. Healthcare segment to Operating loss as the closest GAAP measure for the segment profitability. The Company does not measure Net earnings attributable to Walgreens Boots Alliance, Inc. for its segments.

[2]

Acquisition-related amortization includes amortization of acquisition-related intangible assets, inventory valuation adjustments and stock-based compensation fair valuation adjustments. Amortization of acquisition-related intangible assets includes amortization of intangible assets such as customer relationships, trade names, trademarks, developed technology and contract intangibles. Intangible asset amortization excluded from the related non-GAAP measure represents the entire amount recorded within the Company’s GAAP financial statements. The revenue generated by the associated intangible assets has not been excluded from the related non-GAAP measures. Amortization expense, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired, or the estimated useful life of an intangible asset is revised. These charges are primarily recorded within Selling, general and administrative expenses within the Consolidated Condensed Statements of Earnings. The stock-based compensation fair valuation adjustment reflects the difference between the fair value based remeasurement of awards under purchase accounting and the grant date fair valuation. Post-acquisition compensation expense recognized in excess of the original grant date fair value of acquiree awards are excluded from the related non-GAAP measures as these arise from acquisition-related accounting requirements or agreements, and are not reflective of normal operating activities.

[3]

Acquisition-related costs are transaction and integration costs associated with certain merger, acquisition and divestitures related activities recorded in Operating loss within the Consolidated Condensed Statement of Earnings. Examples of such costs include deal costs, severance, stock-based compensation and employee transaction success bonuses. These charges are primarily recorded within Selling, general and administrative expenses within the Consolidated Condensed Statements of Earnings. These costs are significantly impacted by the timing and complexity of the underlying merger, acquisition and divestitures related activities and do not reflect the Company’s current operating performance.

[4]

Transformational Cost Management Program charges are costs associated with a formal restructuring plan. These charges are primarily recorded in Selling, general and administrative expenses within the Consolidated Condensed Statements of Earnings. These costs do not reflect current operating performance and are impacted by the timing of restructuring activity.

[5]	Includes GAAP stock-based compensation expense excluding expenses related to acquisition-related amortization and acquisition-related costs.

EQUITY EARNINGS IN CENCORA

	(in millions)
	Three months ended November 30,
	2023	2022
Equity earnings in Cencora (GAAP)	$42	$53
Acquisition-related intangibles amortization	34	39
LIFO expense	11	20
Restructuring and other expenses	6	—
Acquisition-related deal and integration expenses	5	18
Turkey hyperinflation impact	5	5
Tax reform	2	4
Litigation and opioid-related expenses	2	3
Amortization of basis difference in OneOncology investment	1	—
Gain on remeasurement of equity investment	—	(1)
Certain discrete tax expense	—	(2)
Gain/Loss from divestitures	(7)	—
Gain from antitrust litigation settlements	(9)	—

Adjusted equity earnings in Cencora (Non-GAAP measure)	$92	$139

ADJUSTED EFFECTIVE TAX RATE

	(in millions)
	Three months ended November 30, 2023			Three months ended November 30, 2022
	(Loss) Earnings before income tax benefit	Income tax (benefit) provision	Effective tax rate	(Loss) Earnings before income tax benefit	Income tax benefit	Effective tax rate
Effective tax rate (GAAP)	$(358)	$(74)	20.7%	$(5,270)	$(1,447)	27.5%
Impact of non-GAAP adjustments	956	232		6,197	1,273
Equity method non-cash tax	—	(4)		—	(8)
Adjusted tax rate true-up	—	(29)		—	165

Subtotal	$598	$125		$928	$(17)
Exclude adjusted equity earnings in Cencora	(92)	—		(139)	—

Adjusted effective tax rate excluding adjusted equity earnings in Cencora (Non-GAAP measure)	$507	$125	24.7%	$788	$(17)	(2.2)%

FREE CASH FLOW

	(in millions)
	Three months ended November 30,
	2023	2022
Net cash (used for) provided by operating activities (GAAP)	$(281)	$493
Less: Additions to property, plant and equipment	(506)	(610)

Free cash flow (Non-GAAP measure) [1]	$(788)	$(117)

[1]

Free cash flow is defined as net cash provided by operating activities in a period less additions to property, plant and equipment (capital expenditures), plus acquisition related payments made in that period. This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to the Consolidated Condensed Statement of Cash Flows.

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